Exhibit 4.3

TRINITY ACQUISITION PLC
Issuer
WILLIS GROUP HOLDINGS LIMITED
Holdings
WILLIS INVESTMENT UK HOLDINGS LIMITED
TA I LIMITED
TA II LIMITED
TA III LIMITED
TA IV LIMITED
WILLIS GROUP LIMITED
WILLIS NORTH AMERICA INC.
the Other Guarantors
and
THE BANK OF NEW YORK MELLON
Trustee

First Supplemental Indenture
Dated as of November 18, 2009
to the
Indenture
Dated as of March 6, 2009
     Supplemental Indenture (this “First Supplemental Indenture”), dated as of November 18, 2009, among TRINITY ACQUISITION PLC (the “Issuer”), WILLIS INVESTMENT UK HOLDINGS LIMITED, TA I LIMITED, TA II LIMITED, TA III LIMITED, TA IV LIMITED, WILLIS GROUP LIMITED and WILLIS NORTH AMERICA INC. (the “Other Guarantors”), and WILLIS GROUP HOLDINGS LIMITED (“Holdings”) and THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”).
W I T N E S S E T H
     WHEREAS, each of the Issuer, Holdings and the Other Guarantors has heretofore executed and delivered to the Trustee an indenture (the “Base Indenture”), dated as of March 6, 2009, providing for the issuance of $500,000,000.00 aggregate principal amount of 12.875% Senior Notes due 2016 (the “Notes”) (the “Indenture”);
     WHEREAS, Section 9.02(a) of the Indenture provides that the Issuer, the Guarantors and the Trustee may amend or supplement certain provisions of the Indenture, the Notes and the Guarantees with the consent of the Required Holders voting as a single class and upon the delivery of certain documentation to the Trustee; and

     WHEREAS, the Trustee is authorized to execute and deliver this First Supplemental Indenture.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree as follows:
     (1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
     (2) Amendments to Indenture. Subject to the conditions set forth in Article 9, the Indenture is amended as set forth in this Section 2.
(a) Section 1.01, the definition of “Asset Sale” is amended by adding clause (m), to clause (2) thereof, as follows:
“the disposition by Holdings or any Subsidiary, of Equity Interests or other interests (i) in Gras Savoye pursuant to the Gras Savoye Transactions, (ii) in Topco to members of management of Topco under contractual arrangements entered into in connection with the Gras Savoye Transactions, and (iii) in Topco for fair market value in connection with the exercise by the other shareholders of Topco of their drag along rights under contractual arrangements entered into in connection with the Gras Savoye Transactions; provided that Holdings uses the net cash proceeds from such dispositions in the manner required by Section 4.10(b), (c) and (d) of the Indenture, as if such net cash proceeds were Net Proceeds.”
(b) Section 1.01, is amended by adding the following definition:
“Gras Savoye” means Gras Savoye & Cie.
(c) Section 1.01, is amended by adding the following definition:
“Gras Savoye Transactions” means the transactions relating to the disposition by Holdings and any of its Subsidiaries of all of the Equity Interests or other interests in Gras Savoye to Topco, or an affiliate thereof, for consideration consisting of cash, notes issued by Topco or an affiliate thereof or Equity Interests in Topco, or any combination of the foregoing, pursuant to the Purchase Agreement and the Shareholders’ Agreement.
(d) Section 1.01, the definition of “Permitted Investments” is amended by deleting the following language in clause (5) upon the completion of the Gras Savoye Transactions:
“(a)” and “and (b) in Gras Savoye & Cie, France, pursuant to “put” agreements and “call” agreements in place on the Issue Date (without any amendment or modification of any such agreement that would increase the required amount or price of such Investment or would otherwise be materially adverse to the to the interests of the Holders)”

and by adding clause (12), which states as follows:
“Investments in Topco acquired or made pursuant to the Gras Savoye Transactions.”
(e) Section 1.01 the definition of “Permitted Liens” is amended by adding clause (10), which states as follows:
“Liens on Investments in Topco granted in connection with and as contemplated by the Gras Savoye Transactions.”
(f) Section 1.01, is amended by adding the following definition:
     “Purchase Agreement” means the Investment and Share Purchase Agreement, dated as of November 18, 2009, by and among Astorg Partners, certain Funds managed by Astorg Partners S.p.A., Soleil S.p.A., Alcee S.p.A., Willis Europe B.V., other sellers identified therein, Maera S.A., Mr. Pierre Simon and PRPHI Srl. and attached to the First Supplemental Indenture to this Indenture, dated as of November 18, 2009, as Exhibit A.
(g) Section 1.01, is amended by adding the following definition:
     “Shareholders’ Agreement” means the Shareholders’ Agreement with respect to Soleil S.p.A., substantially in the form attached to the First Supplemental Indenture, to this Indenture, dated as of November 18, 2009, as Exhibit B.
(h) Section 1.01, is amended by adding the following definition:
“Topco” means any entity that following the consummation of the Gras Savoye Transactions is owned in part by Holdings or any Subsidiary and shall hold, directly or indirectly, Equity Interests in Gras Savoye.
(i) Section 4.07, is amended by adding clause (x), which states as follows:
“any Indebtedness of Holdings or any Subsidiary arising solely as a result of the Permitted Lien referred to in clause (10) of the definition of Permitted Liens in Section 1.01 of the Indenture.”
     (3) Conditions Precedent to Effectiveness. This First Supplemental Indenture shall become effective upon the satisfaction of each of the conditions precedent set forth in this Section 3:
(a) The Trustee shall have received evidence of consent of the Required Holders to amend the Indenture pursuant to Section 9.02(a) of the Indenture along with the documents described in Section 7.02(b), Section 9.02(a), Section 9.05 and Section 12.03 of the Indenture;

(b) The Trustee shall have received executed counterparts of this First Supplemental Indenture from all of the parties hereto, and the documents identified; and
(c) The Gras Savoye Transactions completed on the date hereof shall have occurred in accordance with the terms and conditions of the Purchase Agreement and the Shareholders’ Agreement, as evidenced by an Officer’s Certificate delivered to the Trustee on the date hereof.
     (4) Execution and Delivery. Each of the undersigned agrees that the First Supplemental Indenture shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Supplemental Indenture on the Notes.
     (5) Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     (6) Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     (7) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.
     (8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

TRINITY ACQUISITION PLC
By:	/s/ Patrick C. Regan
	Name:	Patrick C. Regan
	Title:	Director

WILLIS GROUP HOLDINGS LIMITED
By:	/s/ Patrick C. Regan
	Name:	Patrick C. Regan
	Title:	Chief Financial Officer and Group Chief Operating Officer

WILLIS INVESTMENT UK HOLDINGS LIMITED TA I LIMITED TA II LIMITED TA III LIMITED TA IV LIMITED WILLIS GROUP LIMITED WILLIS NORTH AMERICA INC.
By:	/s/ Derek Smyth
	Name:	Derek Smyth
	Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee
By:	/s/ Kimberly Agard
	Name:	Kimberly Agard
	Title:	Vice President